UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 18, 2011

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	98-0417780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 18, 2011, Lucas Energy, Inc. (the “Company”) accepted the resignation of John O’Keefe from his positions as Chief Financial Officer, Secretary and Treasurer of the Company.  As a result of his resignation, Mr. O’Keefe no longer holds any officer position with the Company, but continues to serve the Company as a consultant.

Also effective February 18, 2011, the Company appointed K. Andrew Lai, as Chief Financial Officer, Secretary and Treasurer of the Company.

K. Andrew Lai, 47,

Mr. Lai has over 20 years of corporate and financial experience primarily in the exploration and production sector of the oil and gas energy industry, with a specialization in accounting, legal and administrative functions.  From April 2010 to January 2011, Mr. Lai was an international financial consultant. From October 2008 to April 2010, Mr. Lai served as Chief Financial Officer with Far East Energy Corporation (“Far East”), based in Houston, Texas.  Mr. Lai joined Far East in January 2007 and served as a member of Far East's management team until his appointment as CFO in October 2008.  From April 1999 to January 2007, Mr. Lai held various managerial positions with EOG Resources, Inc., in Houston, Texas.  From 1995 to 1999, Mr. Lai was a sole practitioner at his own certified public accountant firm.  From 1987 to 1995, Mr. Lai held various positions with UMC Petroleum Corp. (which subsequently merged into Devon Energy).  Mr. Lai received his Bachelor of Business Administration from the University of Houston in December 1987, his Master of Business Administration from the University of Houston in May 1991, and his Juris Doctorate from the University of Houston in May 2004.  Mr. Lai is a Certified Public Accountant, a member of the State Bar of Texas, a member of the American Bar Association and the American Institute of Certified Public Accountants.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ William A. Sawyer
Name: William A. Sawyer
Title: President & CEO

Date: February 18, 2011